ANI Pharmaceuticals Reports Net Revenues of $6.2 million and adjusted non-GAAP EBITDA of $1.2 Million for the Second Quarter Ended June 30, 2013

Baudette, Minnesota (August 9, 2013) – ANI Pharmaceuticals, Inc. (NASDAQ: ANIP) today reported results for the three and six months ended June 30, 2013.

Second quarter and first half highlights include:

•	Second quarter net revenues of $6.2 million increased 19% versus $5.2 million for the same period in 2012.

•	Second quarter adjusted non-GAAP EBITDA of $1.2 million increased 66% over the prior year period.

•	First half net revenues of $11.7 million increased 17% versus $10.0 million in the first half of 2012.

•	First half adjusted non-GAAP EBITDA of $1.9 million increased 29% over the prior year period.

•	Completion of merger with BioSante Pharmaceuticals, Inc., resulting in an improved balance sheet with $12.6 million of unrestricted cash and no debt.

Net revenues and Adjusted non-GAAP EBITDA	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net revenues	$6,151,539	$5,186,793	$11,713,448	$10,013,595
Adjusted non-GAAP EBITDA(a)	$1,204,412	$727,063	$1,886,400	$1,463,068

(a) See Table 2 for US GAAP reconciliation.

Arthur S. Przybyl, President and CEO, stated, "Our business operations demonstrated significant operating leverage during the quarter; we increased our revenues by 19%, or $1 million, while decreasing our cost of sales by 1%. This result helped generate adjusted non-GAAP EBITDA of $1.2 million. Also during the quarter, we completed our merger, strengthening our balance sheet, and potentially providing us with future royalties from a product partnered with Teva. We are now listed on NASDAQ under our new symbol, ANIP. We filed one new ANDA during the quarter and remain on track to file four additional ANDAs prior to year end as we continue to invest in our product development pipeline."

Second Quarter Results

For the three months ended June 30, 2013, ANI Pharmaceuticals, Inc. (“ANI”) reported net revenues of $6.2 million, an increase of 19% from $5.2 million for the same period last year. The increase in revenues was primarily due to a 26% increase in net prescription sales, from $3.1 million to $3.9 million. In addition, contract sales and royalties increased 7%, from $2.1 million to $2.2 million.

Adjusted non-GAAP EBITDA was $1.2 million for the three months ended June 30, 2013, compared to $0.7 million for the same period in the prior year, an increase of 66%.

Cost of sales decreased 1% to $2.1 million for the three months ended June 30, 2013, from $2.1 million in the prior year, and decreased as a percentage of net sales to 34% from 41%. The decrease in cost of sales as a percentage of net sales is primarily due to a favorable shift in product mix toward higher margin products as well as a decrease in raw material costs.

Research and development costs increased by 108% to $0.4 million in the three months ended June 30, 2013, from $0.2 million in the prior year period. Included in the increase was a Generic Drug User Fee Act (“GDUFA”) fee of $52,000 in the second quarter 2013 and increased spending on development activities. ANI filed one Abbreviated New Drug Application (“ANDA”) during the period.

Selling, general and administrative (“SG&A”) expenses and salaries and benefits increased to $7.2 million from $2.0 million. The increase was primarily due to merger-related non-cash equity bonuses paid to ANI executives of $4.4 million, consistent with the Company’s belief in employee ownership and alignment with shareholders, and $0.3 million in legal and other merger-related expenses.

The operating loss was $3.8 million for the three months ended June 30, 2013, which included $4.8 million of merger-related expenses.

The net loss was $4.6 million for the three months ended June 30, 2013, which included $5.5 million of merger-related expenses.

Results for Six Months ended June 30, 2013

For the six months ended June 30, 2013, ANI reported net revenues of $11.7 million, an increase of 17% from $10.0 million for the same period last year. The increase in revenues was primarily due to a 38% increase in net prescription sales, from $5.4 million to $7.5 million. This was partially offset by an 8% decrease in contract sales and royalties, from $4.6 million to $4.2 million.

Adjusted non-GAAP EBITDA was $1.9 million for the six months ended June 30, 2013, compared to $1.5 million for the same period in the prior year, an increase of 29%.

Cost of sales increased 12% to $4.4 million for the six months ended June 30, 2013, from $4.0 million in the prior year, and decreased as a percentage of net sales to 38% from 40%. The decrease in cost of sales as a percentage of net sales is primarily due to a favorable shift in product mix toward higher margin products as well as a decrease in raw material costs.

Research and development costs increased by 50% to $0.7 million in the six months ended June 30, 2013, from $0.5 million in the prior year. Included in the increase was a GDUFA fee of $52,000 in the second quarter 2013 and increased spending on development activities. ANI filed one ANDA during the period.

SG&A expenses and salaries and benefits increased to $9.5 million from $3.9 million. The increase was primarily due to merger-related non-cash equity bonuses paid to ANI executives of $4.4 million, consistent with the Company’s belief in employee ownership and alignment with shareholders, and $0.5 million in merger-related expenses.

The operating loss was $3.4 million for the six months ended June 30, 2013, which included $5.0 million of merger-related expenses.

The net loss was $4.3 million for the six months ended June 30, 2013, which included $5.7 million of merger-related expenses.

Selected Balance Sheet Data

	June 30,	December 31,
	2013	2012
Cash	$12,594,927	$11,028
Restricted Cash	$2,260,100	$-
Non-cash Current Assets	$9,263,957	$8,555,279
Total Current Assets	$24,118,984	$8,566,307
Current Liabilities	$6,163,213	$7,711,082
Current Ratio	3.9	1.1

As a result of the merger with BioSante, ANI’s balance sheet has strengthened considerably, with $12.6 million of unrestricted cash at June 30, 2013, increased from $11,000 at December 31, 2012. Additionally, as of June 30, 2013, ANI had retired all of its debt. ANI’s working capital ratio increased to 3.9 at June 30, 2013, from 1.1 at December 31, 2012.

Total shares issued and outstanding at June 30, 2013 was 9.5 million.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	5	0	5
Development	1	5	6

The pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These eleven generic products address a total annual market size of approximately $760 million, based on data from IMS Health.

Adjusted non-GAAP EBITDA

ANI considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI’s operating performance, providing investors and analysts with a useful measure of continuing operation results unaffected by merger-related expenses and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies.

Adjusted non-GAAP EBITDA is defined as net income/(loss) from continuing operations excluding depreciation, amortization, interest expense, taxes and other non-operating expenses, and merger-related expenses not already excluded . Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

About ANI

ANI is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. In two facilities with combined manufacturing, packaging and laboratory capacity totaling 173,000 square feet, ANI manufactures oral solid dose products, as well as liquids and topicals, including narcotics and those that must be manufactured in a fully contained environment due to their potency and/or toxicity. ANI also performs contract manufacturing for other pharmaceutical companies. Over the last two years ANI has launched three new products and has eleven products in development. ANI’s targeted areas of product development include narcotics, anti-cancers and hormones (potent compounds), and extended release niche generic product opportunities. ANI’s other products include an FDA-approved testosterone gel, which is licensed to Teva Pharmaceuticals USA. For more information please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical; these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the potential benefits of the recent merger between BioSante Pharmaceuticals, Inc. and ANIP Acquisition Company, statements about the Company’s plans, objectives, expectations and intentions with respect to future operations and products, the anticipated financial position, operating results and growth prospects of the Company and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, the risk that the Company may in the future fail to meet NASDAQ listing requirements; general business and economic conditions; the Company’s need for and ability to obtain additional financing; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of the Company’s licensees or sublicensees. More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as its proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs and expectations. ANI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

arthur.przybyl@anipharmaceuticals.com

ANI Pharmaceuticals, Inc.

Table 1: US GAAP Income Statement

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net Revenues	$6,151,539	$5,186,793	$11,713,448	$10,013,595

Operating Expenses
Cost of sales (excluding D&A)	2,098,540	2,118,922	4,437,076	3,970,604
Salaries and benefits	5,713,504	1,128,857	6,970,572	2,224,760
Freight	72,777	88,072	142,773	162,192
Research and development	437,184	209,875	733,564	488,076
Selling, general and admin.	1,457,845	914,004	2,510,448	1,704,895
Depreciation and amortization	146,523	140,639	291,129	281,279

Total Operating Expenses	9,926,373	4,600,369	15,085,562	8,831,806

Operating Income/(Loss) from	(3,774,834)	586,424	(3,372,114)	1,181,789
Continuing Operations

Other Expense
Interest expense	(374,476)	(501,002)	(466,902)	(1,157,912)
Other expense	(433,956)	(50,000)	(483,956)	(99,400)

Net Income/(Loss) from
Continuing Operations
Before Income Tax Benefit	(4,583,266)	35,422	(4,322,972)	(75,523)

Income tax benefit	-	-	-	40,380

Net Income/(Loss) from	(4,583,266)	35,422	(4,322,972)	(35,143)
Continuing Operations

Discontinued Operation
Gain on disc. ops., net of tax	-	-	-	61,257

Net Income/(Loss)	$(4,583,266)	$35,422	$(4,322,972)	$26,114

Basic and Diluted Loss Per Share
Continuing operations	$(6.02)	$(1,644.86)	$(15.98)	$(4,715.17)
Discontinued operations	-	-	-	157.47
Basic and Diluted Loss Per Share	$(6.02)	$(1,644.86)	$(15.98)	$(4,557.70)

Basic and Diluted Weighted-Average Shares Outstanding	1,155,093	671	581,853	389

ANI Pharmaceuticals, Inc.

Table 2: : Adjusted EBITDA Calculation and US GAAP to non-GAAP Reconciliation

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net Income/(Loss) from	$(4,583,266)	$35,422	$(4,322,972)	$(35,143)
Continuing Operations

Add back
Depreciation and amortization	146,523	140,639	291,129	281,279
Interest expense	374,476	501,002	466,902	1,157,912
Other expense	433,956	50,000	483,956	99,400
Income tax benefit	-	-	-	(40,380)
EBITDA	(3,628,311)	727,063	(3,080,985)	1,463,068

Add back
Merger-related expenses, not	4,832,723	-	4,967,385	-
already added back
Adjusted EBITDA	$1,204,412	$727,063	$1,886,400	$1,463,068